Exhibit 23.5(a)

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
AND GEOLOGISTS

We hereby consent to the references to our firm in this Registration Statement on Form S-1 (including any amendments thereto) filed by Bill Barrett Corporation, as well as in the notes to the financial statements included in such Form S-1, to the audit letter dated February 2, 2004 and effective as of December 31, 2003 and to the audit letter dated July 8, 2004 and effective as of June 30, 2004 and to the inclusion of those reports as appendices to the prospectus included in that registration statement and/or as exhibits to that registration statement.

We further consent to the reference to our firm as experts in this Form S-1, including the prospectus included in this Form S-1.

Netherland, Sewell & Associates, Inc.
By:	/s/ Frederic D. Sewell
Frederic D. Sewell Chairman and Chief Executive Officer

Dallas, Texas
September 21, 2004